Exhibit 99.1

Panbela Provides Business Update and Reports Q1 2023 Financial Results

MINNEAPOLIS -- Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage company developing disruptive therapeutics for the treatment of patients with urgent unmet medical needs, today provides a business update and reports financial results for the quarter ended March 31, 2023. As previously announced, management is hosting an earnings call today at 4:30 p.m. ET.

Q1 2023 and Recent Highlights

●

Poster presentation highlighting the results for ivospemin (SBP-101) as a polyamine metabolism modulator in ovarian cancer at the American Association for Cancer Research (AACR), which took place April 14-19, 2023.

●	Announced the first patient enrolled in a Phase II double-blind, randomized study to evaluate CPP-1X-T (eflornithine tablets) for recent onset type 1 diabetes.

●	Regained the North American rights to develop and commercialize Flynpovitm (the combination of CPP-1X (eflornithine) and sulindac) in patients with familial adenomatous polyposis (FAP).

●

Announced that abstracts about CPP-1X (also known as DFMO or eflornithine) research, have been accepted for poster presentations at the Immunology of Diabetes Society (IDS) meeting, which will be held May 23-27, 2023 and at the Endocrine Society meeting, which will be held June 15-18, 2023.

●

Entered into a new research agreement with the Johns Hopkins University School of Medicine. The collaboration is intended to expand the development of Panbela’s investigative agent ivospemin (SBP-101).

●	Announced issuance of a new patent in Japan for claims of a novel process to produce SBP-101.

●	Enrolled its first patient in South Korea for the ASPIRE global clinical trial in the first-line treatment of metastatic pancreatic cancer.

●	Closed a registered public offering for gross proceeds of $15 million.

●

European Medicines Agency (EMA) Committee for Orphan Medicinal Products issued the Adoption of Commission Implementing Decision relating to the designation of ivospemin (SBP-101) as an orphan medicinal product in combination with gemcitabine and nab-Paclitaxel in patients with metastatic pancreatic ductal adenocarcinoma (PDA).

●	Started Phase II trial of CPP-1X-T for recent onset type I diabetes, in collaboration with Indiana University School of Medicine and JDRF.

“So far in 2023, we have advanced our pipeline, which continues to be mainly funded through partnerships,” said Jennifer K. Simpson, PhD, MSN, CRNP, President & Chief Executive Officer of Panbela. “Milestones achieved included first patient enrolled in our phase II trial of CPP-1X-T for recent onset type I diabetes, in collaboration with Indiana University School of Medicine and JDRF, EMA orphan medicinal approval for SBP-101 in pancreatic cancer and first patient enrolled in South Korea for our ASPIRE trial for registration in pancreatic cancer. Additionally, we strengthened our balance sheet with a $15 million public offering in January. Looking ahead, we expect a steady cadence of milestones to maximize shareholder value.”

First Quarter ended March 31, 2023 Financial Results

General and administrative expenses were $1.4 million in the first quarter of 2023, compared to $1.8 million in the first quarter of 2022. The decrease is primarily due to reduced legal and financial advisory costs.

Research and development expenses were $3.5 million in the first quarter of 2023, compared to $2.2 million in the first quarter of 2022. The increase is due primarily to costs associated with the ASPIRE clinical trial.

Net loss in the first quarter of 2023 was $5.1 million, or $0.65 per diluted share, compared to a net loss of $3.7 million, or $10.91 per diluted share, in the first quarter of 2022.

Total cash was $5.2 million as of March 31, 2023. Total current assets were $7.8 million and current liabilities were $9.7 million as of the same date. Notes payable, plus accrued interest, on the balance sheet, the result of the acquisition of CPP, totaled approximately $5.2 million. The current portion of the notes payable plus accrued interest totaled approximately $1.0 million.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: Thursday, May 04, 2023

Time: 4:30 PM Eastern Time

Participant Numbers: Toll Free: 888-506-0062; Code: 130038

International: 973-528-0011; Code: 130038

Webcast: https://www.webcaster4.com/Webcast/Page/2556/47950

Conference Call Replay Information

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 47950

Webcast replay: https://www.webcaster4.com/Webcast/Page/2556/47950

Webcast replay expiration: May 4, 2024

About Panbela’s Pipeline
The pipeline consists of assets currently in clinical trials with an initial focus on familial adenomatous polyposis (FAP), first-line metastatic pancreatic cancer, neoadjuvant pancreatic cancer, colorectal cancer prevention and ovarian cancer. The combined development programs have a steady cadence of anticipated catalysts with programs ranging from pre-clinical to registration studies.

Ivospemin (SBP-101)
Ivospemin is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma and other tumors. It has shown signals of tumor growth inhibition in clinical studies of metastatic pancreatic cancer patients, demonstrating a median overall survival (OS) of 14.6 months and an objective response rate (ORR) of 48%, both exceeding what is typical for the standard of care of gemcitabine + nab-paclitaxel suggesting potential complementary activity with the existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, ivospemin has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Serious visual adverse events have been evaluated and patients with a history of retinopathy or at risk of retinal detachment will be excluded from future SBP-101 studies. The safety data and PMI profile observed in the previous Panbela-sponsored clinical trials provide support for continued evaluation of ivospemin in the ASPIRE trial.

Flynpovi™
Flynpovi is a combination of CPP-1X (eflornithine) and sulindac with a dual mechanism inhibiting polyamine synthesis and increasing polyamine export and catabolism. In a Phase III clinical trial in patients with sporadic large bowel polyps, the combination prevented > 90% subsequent pre-cancerous sporadic adenomas versus placebo. Focusing on FAP patients with lower gastrointestinal tract anatomy in the recent Phase III trial comparing Flynpovi to single agent eflornithine and single agent sulindac, FAP patients with lower GI anatomy (patients with an intact colon, retained rectum or surgical pouch), showed statistically significant benefit compared to both single agents (p≤0.02) in delaying surgical events in the lower GI for up to four years. The safety profile for Flynpovi did not significantly differ from the single agents and supports the continued evaluation of Flynpovi for FAP.

CPP-1X
CPP-1X (eflornithine) is being developed as a single agent tablet or high dose powder sachet for several indications including prevention of gastric cancer, treatment of neuroblastoma and recent onset Type 1 diabetes. Preclinical studies as well as Phase I or Phase II investigator-initiated trials suggest that CPP-1X treatment may be well-tolerated and has potential activity.

About Panbela
Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. Panbela’s lead assets are Ivospemin (SBP-101) and Flynpovi. Further information can be found at www.panbela.com . Panbela’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “PBLA”.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “can,” “continue,” “design,” “expect,” “focus,” “intend,” “may,” “plan,” “potential,” and “will.” All statements other than statements of historical fact are statements that should be deemed forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional funding to execute our business and clinical development plans; (ii) progress and success of our clinical development program; (iii) the impact of the current COVID-19 pandemic on our ability to conduct our clinical trials; (iv) our ability to demonstrate the safety and effectiveness of our product candidates: ivospemin (SBP-101) and eflornithine (CPP-1X); (v) our reliance on a third party for the execution of the registration trial for our product candidate Flynpovi ; (vi) our ability to obtain regulatory approvals for our product candidates, SBP-101 and CPP-1X in the United States, the European Union or other international markets; (vii) the market acceptance and level of future sales of our product candidates, SBP-101 and CPP-1X; (viii) the cost and delays in product development that may result from changes in regulatory oversight applicable to our product candidates, SBP-101 and CPP-1X; (ix) the rate of progress in establishing reimbursement arrangements with third-party payors; (x) the effect of competing technological and market developments; (xi) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; (xii) our ability to maintain the listing of our common stock on a national securities exchange; and (xiii) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196
IR@panbela.com

Panbela Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2023	2022	Percent Change
Operating expenses:
General and administrative	$1,352	$1,796	-24.7%
Research and development	3,508	2,208	58.9%
Operating loss	(4,860)	(4,004)	21.4%

Other income (expense):
Interest income	16	1	1500.0%
Interest expense	(102)	(3)	3300.0%
Other income (expense)	(167)	311	-153.7%
Total other income (expense)	(253)	309	-181.9%

Loss before income tax benefit	(5,113)	(3,695)	38.4%

Income tax benefit	-	29	-100.0%

Net loss	(5,113)	(3,666)	39.5%
Foreign currency translation adjustment	163	(299)	-154.5%
Comprehensive Loss	$(4,950)	$(3,965)	24.8%

Basic and diluted net loss per share	$(0.65)	$(10.91)	-94.0%
Weighted average shares outstanding - basic and diluted	7,821,556	336,011	2227.8%

Panbela Therapeutics, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	March 31, 2023	December 31, 2022
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$5,235	$1,285
Prepaid expenses and other current assets	2,549	443
Income tax receivable	49	49
Total current assets	7,833	1,777
Deposits held for clinical trial costs	8,642	3,201
Total assets	$16,475	$4,978

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,341	$2,865
Accrued expenses	1,363	2,993
Accrued interest payable	42	325
Note payable	-	650
Debt, current portion	1,000	1,000
Total current liabilities	9,746	7,833

Debt, net of current portion	4,194	5,194
Total non current liabilities	4,194	5,194

Total liabilities	13,940	13,027

Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of March 31, 2023 and December 31, 2022	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 16,089,316 and 1,049,644 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	16	1
Additional paid-in capital	97,804	82,285
Accumulated deficit	(96,207)	(91,094)
Accumulated comprehensive income	922	759
Total stockholders' equity (deficit)	2,535	(8,049)
Total liabilities and stockholders' equity (deficit)	$16,475	$4,978

Panbela Therapeutics, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(5,113)	$(3,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	180	334
Non-cash interest expense	42	-
Changes in operating assets and liabilities:
Income tax receivable	-	(33)
Prepaid expenses and other current assets	(2,108)	(89)
Deposits held for clinical trial costs	(5,441)	(2,561)
Accounts payable	4,644	3,030
Accrued liabilities	(1,955)	(1,498)
Net cash used in operating activities	(9,751)	(4,483)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants, net offering costs of $1,302	15,358	-
Cash paid for fractional shares	(4)	-
Principal payments on notes	(1,650)	-
Net cash provided by financing activities	13,704	-

Effect of exchange rate changes on cash	(3)	2

Net change in cash	3,950	(4,481)
Cash and cash equivalents at beginning of period	1,285	11,867
Cash and cash equivalents at end of period	$5,235	$7,386

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$386	$3

Supplemental disclosure of non-cash transactions:
Cashless exercise of warrants	$(8)	-